Exhibit 10

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                         EXECUTIVE EMPLOYMENT AGREEMENT
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      This Executive Employment Agreement (the "Agreement") is entered into effective as of November 1, 2004 (the "Effective Date") between Ulrich Eckert (the "Executive") a resident at Stockackerring 73, Kirchheim, Germany D-85551 on the one hand and Haemonetics S.A. (the "Company"), a Swiss company and wholly-owned subsidiary of Haemonetics Corporation, with its principal executive offices at Signy Centre, CH-1274, Signy, Switzerland.

                       ARTICLE 1. EMPLOYMENT OF EXECUTIVE

1.1 Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive in a full time capacity to serve as President, Europe, based at the Company's offices in Signy, Switzerland, the Executive's home office in Germany and, from time to time, in the offices of the Haemonetics Corporation's other European subsidiaries and to perform such specific duties commensurate with such position as may reasonably be assigned to Executive from time to time for the period commencing on the Effective Date and continuing until terminated as herein provided. Subject to the terms and conditions of this Agreement, Executive hereby accepts such employment for the term hereof.


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1.2 Full Time Commitment. During the period of Executive's employment with the
Company, Executive will, unless prevented by ill health, devote his whole attention and business time to the performance of his duties hereunder for the business of the Company.

                             ARTICLE 2. COMPENSATION

      For all services to be rendered by Executive to the Company pursuant to this Agreement, the Company shall pay to Executive the compensation and provide for Executive the benefits set forth below:

2.1 Base Salary and Bonus. The Company shall pay to Executive a base salary at the rate of Two Hundred Thirty Thousand EUR (EUR 230,000) per annum. Beginning May 1, 2005, and annually thereafter, the Executive's base salary will be reviewed for a potential increase. Such payments shall be made in equal monthly payments to be paid at the end of each month. Company shall make such payments in Swiss Francs based upon the exchange rate between Swiss Francs and Euro in effect on November 1, 2004 and thereafter, the exchange rate between Swiss Francs and Euro on the anniversary of the Effective Date of this Agreement. In addition, the Executive will be eligible to receive bonus payments based on


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performance against objectives mutually agreed between Executive and the shareholder of the Company. For 100% performance, the bonus payout is set at Ninety Two Thousand EUR (EUR 92,000) annually.

2.2 Fringe Benefits. During the term of Executive's employment hereunder the Company shall provide Executive with such benefits as are generally made available by the Company to its other full time executive level employees including reasonable travel expenses incurred while engaged in Company business, all in accordance with the Company's benefit plans, policies and procedures from time to time in effect. Executive shall also be entitled to continue to use the Company car, mobile phone, home-office equipment, (including telephone, computer, and facsimile and supporting equipment) that have all been previously provided to Executive by Company at Company expense. In accordance with Company's policies and procedures, such items shall also be available for Executive's personal use. The Executive will be eligible for thirty (30) days vacation per annum.

Executive shall also be entitled to the following additional fringe benefits which are consistent with Executive's fringe benefits in existence prior to the Effective Date of this Agreement:

2.2.1 If the Executive is unable to exercise his responsibilities as a result of illness, inability to work or other reasons for which he is not responsible, he shall receive his complete Target Salary (basic salary + 100 % bonus, if eligible) for the duration of six months. Thereafter, for the duration of an additional twelve months, Executive shall receive payments which, together with the cash benefits of his legal health insurance (sickness pay), add up to the complete Target Salary.

2.2.2 Should the Executive die during the term of this Agreement, his widow and his dependent children as joint creditors shall be entitled to the continued payment of the Target Salary under Section 2, paragraph 1, for the month of death and the twelve successive months.

2.2.3 The Company shall take out an additional accident insurance policy for the benefit of the Executive for the duration of the employment Agreement with the following amounts insured:

in case of death EUR 1,000,000.00 (in words: one million EUR) in case of invalidity EUR 2,000,000.00 (in words: two million EUR)

Future increases in salary as such will not represent any reason for the increase of the amounts insured.

The Executive or his heirs are directly entitled to claims from the insurance.


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2.2.4 The Executive shall submit to a thorough medical examination every two years. He shall inform the Company about the results. The costs of the examination shall be borne by the Company inasmuch as they are not borne by a health insurance.

2.2.5 As a substitute to the payment of the customary employer's contribution to mandatory social insurance and voluntary health insurance in Germany, the Company shall pay out to the Executive, Fifty percent (50%) of the maximum statutory contributions to old-age insurance (consisting of equal contributions by employer and employee). Executive shall be responsible for making the entire maximum statutory contribution payments and shall periodically provide Company with documentation of such payments to the German social security authorities. The costs of an additional voluntary health insurance which may also include his wife and children shall be reimbursed to the Executive up to an annual maximum amount of the contribution of EUR 5,000.00.

2.2.6 The reimbursement of expenses and expenditures which are not explicitly regulated in this Agreement shall require the consent of the Chief Executive Officer of Haemonetics Corporation.

2.2.7 The Company provides D&O Insurance for the Executive covering the case that the Executive is held liable in connection with his activity for the Company or is held responsible in terms of criminal law or a civil penalty.

2.2.8 The old-age, occupational disability and surviving dependents pensions according to the insurance contracts already taken out through the accident insurance with Deutsche Lloyd Versicherungs AG and the group insurance with Generali Munchen Lebensversicherungs AG that were granted to the Executive by Haemonetics GmbH are continued. The basis of assessment for the pension entitlements shall be the Target Salary. In the case of his leaving the Company the accrued expectancies shall immediately be transferred to the Executive with no waiting period. In case the existing group insurance at Generali Munchen Lebensversicherungs AG cannot be obtained by the Company, the existing insurance in favor of the Executive provided by Haemonetics GmbH shall be upheld and the Company shall in this case reimburse Haemonetics GmbH any expenses for the above insurance of the Executive.

2.2.9 Any taxes due to the fringe benefits mentioned in this section 2.2 will be paid by the Executive, except for taxes due on Executive's use of the Company furnished automobile which taxes shall be paid by the Company.

2.3 Option Plan. Executive shall be entitled to participate in the stock option plans of Haemonetics Corporation (the "Plans"), as approved from time to time by the Board of Directors and stockholders of Haemonetics Corporation.

                             ARTICLE 3. TERMINATION

3.1 Term. Unless earlier terminated as herein provided, Executive's employment pursuant to this Employment Agreement shall commence on November 1, 2004 and shall continue for a


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period ending on October 31, 2007. Executive's employment with the Company shall automatically be renewed on a year-to-year basis unless either party notifies the other party otherwise in writing at least ninety (90) days prior to termination of the initial term or of any renewal term.

3.2 Termination for Cause - by the Company. The Company may terminate Executive's employment for "Cause" upon the occurrence of any of the following events:

      (i) Executive shall have engaged in (A) any misappropriation of funds, properties or assets of Haemonetics Corporation, (B) any malicious damage or destruction of any property or assets of Haemonetics Corporation, whether resulting from Executive's willful action or omissions or negligence, or (C) any falsification of any books, records, documents or systems of Haemonetics Corporation, or (D) any deliberate violation of Haemonetics Corporation policy.

      (ii) Executive shall (A) have been convicted of a crime involving moral turpitude or constituting a felony, or (B) commit or knowingly allow to be committed any illegal action on any premises of, or involving any property or assets of, Haemonetics Corporation.

3.3 Termination for Cause - by Executive. Executive may terminate his employment with the Company for "Cause" upon the occurrence of any of the following events.

      (i) the Company shall breach any of the material provisions of the Agreement and such breach shall not have been cured by or on behalf of the Company within thirty (30) days following its receipt of notice from the Executive, which specifically identifies the manner in which it is alleged that Company committed such breach;

      (ii) the Company shall fail to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 3.4;

      (iii) a materially adverse change in Executive's title, or in the responsibilities assigned to Executive by the Company or in the compensation and benefits paid by Company to the Executive shall have occurred and such material adverse change shall not have been cured by or on behalf of the Company within thirty (30) days following its receipt of notice from Executive specifically identifying such material adverse change.


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Executive's continued employment shall not constitute consent to, or waiver of rights with respect to, any circumstance constituting a Cause for termination by the Executive or the Company.

3.4 Change in Control. If, following a "Change in Control" (as defined below) Executive's full time position with the Company is eliminated and following such elimination, Haemonetics Corporation does not offer to employ Executive in a comparable or better position than his then current location, on a full-time basis, at a comparable or better rate of pay, then , Executive shall be entitled to severance payments and benefits in accordance with Article 4 below provided, however, that severance payment shall be made in lump sum, payable within thirty
(30) days, and in an amount which is equal to 1.5 times the amount identified in
Section 4.1. For purposes of this Agreement, a "Change in Control" shall mean a change in control of Haemonetics Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Haemonetics Corporation is, in fact, required to comply therewith; provided that, without limitation, such a change in control for purposes of this Agreement shall be deemed to have occurred if:

      (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Haemonetics Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of Haemonetics Corporation or a corporation owned, directly or indirectly, by the stockholders of Haemonetics Corporation in substantially the same proportions as their ownership of stock of Haemonetics Corporation is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Haemonetics Corporation representing 51% or more of the combined voting power of Haemonetics Corporation's then outstanding securities;

      (ii) the stockholders of Haemonetics Corporation approve a merger or consolidation of Haemonetics Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Haemonetics Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of Haemonetics Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Haemonetics Corporation (or similar transaction) in which no "person" (as herein above defined) acquires 50% or more of the combined voting power of Haemonetics Corporation's then outstanding securities; or


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      (iii) the stockholders of Haemonetics Corporation approve a plan of complete liquidation of Haemonetics Corporation or an agreement for the sale or disposition by Haemonetics Corporation of all or substantially all of Haemonetics Corporation's assets.

3.5 Death. In the event of the death of Executive, Executive's employment by the Company shall automatically terminate as of the date of his death.

3.6 Disability. In the event of the Disability of the Executive, as defined herein, the Company may terminate Executive's employment hereunder upon written notice to Executive. The term "Disability" shall mean the inability of Executive to perform substantially his material duties hereunder due to physical or mental disablement which continues for a period of one hundred eighty (180) consecutive days, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or his personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or his personal representative) and one designated by the two physicians so designated. This provision shall not diminish Company's payment obligations under Section 2.2.1 of this Agreement.

                   ARTICLE 4. SEVERANCE PAYMENTS AND BENEFITS

4.1 Termination Events Resulting in Severance Payments. In the event of the termination of the Executive's employment prior to the expiration of the term of this Agreement:

      (i) by the Company without "Cause," or
      (ii) under Section 3.3,

then the Company shall pay Executive, as a severance payment, an amount equal to Executive's annual base salary, such payment to be made in twelve (12) equal monthly payments during the period commencing on the date such termination occurs (the "Termination Date") and ending one (1) year thereafter (the "Severance Period").

4.2 Benefits. If Section 4.1 is applicable, the Company shall also provide to Executive during the Severance Period, at the Company's expense, such benefits as are in effect and applicable to Executive as of the Termination Date, except to the extent expressly prohibited by law or by the terms of any plan, program or policy which govern any such benefits.

4.3 Comparable Benefits: Continuation of Benefits. If by operation of law or under the terms of the relevant plan, program or policy, Executive is not eligible to receive continued life insurance coverage, health


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insurance coverage, long term disability coverage or the Company's matching contribution, if any, under any applicable pension or retirement program, then the Company shall provide to Executive substantially equivalent benefits or, at Executive's election, the cash value of equivalent benefits within thirty (30) days of any determination of ineligibility by the Company.

4.4 Exclusivity. Except as otherwise provided in the foregoing sections of this
Article 4 and in Section 3.4 (if applicable), Executive shall not be entitled to compensation from the Company for any period following termination of his employment.

             ARTICLE 5. PROPRIETARY INFORMATION AND NON-COMPETITION

5.1 For the purposes of this Article, the following shall have the designated meanings.

      5.1.1. Proprietary Information: Information of value to the Company and not generally available to the public of whatever kind or nature disclosed to the Executive or known by the Executive (whether or not invented, discovered or developed by the Executive) as a consequence of or through the Executive's employment with the Company. Proprietary Information shall include information relating to the design, manufacture, application, know-how, research and development relating to the Company's products, sources of supply and materials, operating and other cost data, lists of present, past, or prospective customers, customer proposals, price lists and data relating to pricing of the Company's products or services, and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, supply sources, and records of the Company legended or otherwise identified by the Company as Proprietary Information, whether learned by the Executive prior to or after the date hereof.

      5.1.2 Concepts and Ideas: Those concepts and ideas known to the Executive relating to the Company's present and prospective activities and products.

      5.1.3 Inventions: Discoveries and developments, whether or not patentable. Such terms shall not be limited to the meaning of "invention" under the United States Patent Laws.

5.2 All Inventions which are at any time "made" i.e., conceived or reduced to practice by the Executive, acting alone or in conjunction with others, during or in connection with the Executive's employment (or, if based on or related to Proprietary Information, "made" by the Executive within twelve (12) months after the termination of such employment) and all Concepts and Ideas held by the Executive shall be the property of the Company, free of any reserved or other rights of any kind on the Executive's part in respect thereof.


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5.3 The Executive will promptly make full disclosure to the Company in writing any such Inventions and Concepts and Ideas. Further, the Executive will, at the Company's costs and expense, promptly execute formal applications for patents and also do all other acts and things (including, among other, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of all right and title to such Inventions and Concepts and Ideas, without, during the term of this Agreement, further compensation. The absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company's rights under this Agreement.

5.4 Except in connection with the Executive's duties hereunder, the Executive will not, directly or indirectly, use, publish, disseminate, or otherwise disclose any Proprietary Information, Concepts and Ideas or Inventions without the prior written consent of the Company.

5.5. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to pricing of the Company's products and services, records, notebooks and similar repositories of or containing Proprietary Information and Inventions, including all copies thereof, that come into the Executive's possession or control by reason of the Executive's employment, whether prepared by the Executive or others, are the property of the Company, will not be used by the Executive in any way adverse to the Company, will not be removed from the Company's premises except in connection with the Executive's normal duties and, at the termination of the Executive's employment with the Company, will be left with or forthwith returned by the Executive to the Company.

5.6 During the time the Executive is an employee of the Company and for a period of one (1) year thereafter, the Executive will not, on his own behalf or on the behalf of another (i) engage in any activity which is in the field of medical devices or solutions similar to those then marketed, or planned to be marketed, by the Company, or (ii) solicit or endeavor to entice away from the Company any employee.


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                            ARTICLE 6. MISCELLANEOUS

6.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

6.2 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. If Executive should die while any amount due to him at such time remains unpaid, such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

6.3 Assignment. Except as otherwise provided in Section 6.4 below, neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without the prior written consent of the other party.

6.4 Obligation of the Company's Successors. Any successor to the business of the Company, whether directly or indirectly by merger, consolidation, recapitalization, combination, purchase of stock, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same a manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.5 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

      If to the Company, to its shareholder representing the Company:

            Haemonetics Corporation
            400 Wood Road
            Braintree, MA  02184

      Attention: Brad Nutter, President and CEO
      With a copy to:   Lisa Lopez, General Counsel

            Haemonetics Corporation
            400 Wood Road, Braintree MA 02184


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      If to Executive, to:

            Dr. Ulrich Eckert
            Stockackerring 73,
            85551 Heimstetten, Germany

or such other address as either party hereto shall have designated by notice in writing to the other party.

6.6 Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Chairman of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.7 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

6.8 Dispute Resolution. Competent court in the event of any dispute, controversy or claim arising out of or relating to the Agreement or the performance by the parties of its terms, shall be the District Court (Landgericht Munchen I) in Munich, Germany.

6.9 Severability. In case any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law then in effect.

6.10 Withholding. Any payments provided for hereunder shall be paid after deducting any applicable withholding required under federal, state or local or foreign law.

6.11 Entire Agreement. This Agreement sets for the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.


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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this
Agreement under seal as of the date first above written.

                          Haemonetics S.A., represented by its sole shareholder, Haemonetics Corporation
                                      By:
Dr. Ulrich Eckert               s/Brad Nutter
s/ Ulrich Eckhert               ----------------------
------------------              Brad Nutter, President
Date: Nov 23, 2004              Date: 12-3-2004

                                s/ Ronald J. Ryan
                                -----------------------------------------
                                Ronald J. Ryan, President, Haemonetics SA
                                Date: Dec. 2, 2004

                                s/ Alain Delecraz
                                ---------------------------------------------
                                Alain Delecraz, Administrator, Haemonetics SA
                                Date: Dec. 6, 2004


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